EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
                   (In thousands, except per share amounts)

                                                    Three Months             Six Months
                                                  ----------------        -----------------
                                                  Ended August 31,        Ended August 31,
                                                 ------------------       ------------------
                                                   1996      1995          1996       1995

                                                 -------    -------       -------    -------
Primary

Average shares outstanding                        11,404     10,315        10,864     10,315
Net effect of dilutive stock options - based
 on the treasury stock method using average
 market price                                        339         70           310         38
                                                 -------    -------       -------    -------
Total                                             11,743     10,385        11,174     10,353
                                                 =======    =======       =======    =======
Net income                                       $ 6,338    $ 3,267       $ 9,515    $ 5,301
                                                 =======    =======       =======    =======
Per share amount                                 $   .54    $   .31       $   .85    $   .51
                                                 =======    =======       =======    =======

Fully Diluted

Average shares outstanding                        11,404     10,315        10,864     10,315
Net effect of dilutive stock options - based
on the treasury stock method using the
higher of the average market price for the
period or the market price at the end of
the period                                           371         70           370         38
                                                 -------    -------       -------    -------

Total                                             11,775     10,385        11,234     10,353
                                                 =======    =======       =======    =======
Net Income                                       $ 6,338    $ 3,267       $ 9,515    $ 5,301
                                                 =======    =======       =======    =======
Per share amount                                 $   .54    $   .31       $   .85    $   .51
                                                 =======    =======       =======    =======

Note: Average shares outstanding used for net income per share included in the Company's financial statements reflect the effect of the stock options granted since their effect is more than 3% dilutive. Only fully diluted earnings per share have been disclosed in the Company's financial statements as primary earnings per share are substantially the same.

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